Exhibit 99.1

Contact:
Brook Wootton	1.980.299.5700

Albemarle Reports Net Sales Increase of 129% for First Quarter 2023

CHARLOTTE, N.C. – May 3, 2023 - Albemarle Corporation (NYSE: ALB), a global leader in providing essential elements for mobility, energy, connectivity and health, today announced its results for the first quarter ended March 31, 2023.

First-Quarter 2023 and Recent Highlights
(Unless otherwise stated, all percentage changes represent year-over-year comparisons)

•Net sales of $2.6 billion, an increase of 129%
•Net income of $1.2 billion, or $10.51 per diluted share, an increase of 389%
•Adjusted diluted EPS of $10.32, an increase of 334%
•Adjusted EBITDA of $1.6 billion, an increase of 269%
•Selected U.S. lithium processing facility location in Richburg, South Carolina
•Signed definitive agreements with Mineral Resources Limited (“MinRes”) to restructure the MARBL Lithium Joint Venture in Australia and separately for MinRes to invest in Albemarle’s conversion assets in China
•Reached final investment decision to build Kemerton trains III & IV
•Adjusting 2023 guidance to reflect current lithium market pricing; Net sales are now expected to increase approximately 35% to 55% year-over-year and adjusted EBITDA now expected to range from (5%) to 15% year-over-year

"Compared to last year, first quarter net sales more than doubled, adjusted diluted earnings per share more than quadrupled providing a robust start to the year,” commented Albemarle CEO Kent Masters. “We see strong sales volume growth for the rest of the year but have modified our guidance to reflect softening lithium market pricing. We remain confident in the underlying market strength of our world-class asset base and our long-term growth strategy.”

2023 Corporate Outlook
The company is revising full-year 2023 outlook to reflect current lithium market pricing. Net sales are expected to increase 35% to 55% over prior year, primarily driven by a continued global shift to electric vehicles. The year-over-year change in Adjusted EBITDA is expected to be in the range of (5%) to 15% as higher net sales are partially offset by timing impacts of higher priced inventories. The company expects to maintain positive free cash flow. The company’s capital expenditures are expected to be between $1.7 billion and $1.9 billion for 2023.

	FY 2023 Guidance as of Feb.15, 2023	FY 2023 Guidance as of May 3, 2023
Net sales	$11.3 - $12.9 billion	$9.8 - $11.5 billion
Adjusted EBITDA(a)	$4.2 - $5.1 billion	$3.3 - $4.0 billion
Adjusted EBITDA Margin(a)	37% - 40%	34% - 35%
Adjusted Diluted EPS(a)	$26.00 - $33.00	$20.75 - $25.75
Net Cash from Operations	$2.1 - $2.4 billion	$1.7 - $2.3 billion
Capital Expenditures	$1.7 - $1.9 billion	$1.7 - $1.9 billion

(a)    The company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the company is unable to estimate significant non-recurring or unusual items without unreasonable effort. See “Additional Information regarding Non-GAAP Measures” for more information.

First Quarter 2023 Results

In millions, except per share amounts	Q1 2023	Q1 2022	$ Change	% Change
Net sales	$2,580.3	$1,127.7	$1,452.5	128.8%
Net income attributable to Albemarle Corporation	$1,238.6	$253.4	$985.2	388.8%
Adjusted EBITDA(a)	$1,595.7	$431.9	$1,163.8	269.4%
Diluted earnings per share	$10.51	$2.15	$8.36	388.8%
Non-operating pension and OPEB items(a)	—	(0.04)
Non-recurring and other unusual items(a)	(0.19)	0.26
Adjusted diluted earnings per share(a)(b)	$10.32	$2.38	$7.94	333.6%

(a)    See Non-GAAP Reconciliations for further details.
(b)    Totals may not add due to rounding.

Net sales for the first quarter of 2023 were $2.6 billion compared to $1.1 billion for the prior-year quarter. The 129% increase was driven by higher lithium prices and volumes. Net income attributable to Albemarle of $1.2 billion increased by $1.0 billion from the prior year’s quarter. Adjusted EBITDA of $1.6 billion increased by $1.2 billion from the prior-year quarter primarily due to higher net sales.

The effective income tax rate for the first quarter of 2023 was 23.9% compared to 26.9% in the same period of 2022. On an adjusted basis, the effective income tax rates were 23.6% and 18.9% for the first quarter of 2023 and 2022, respectively, with the increase primarily due to changes in the geographic income mix.

Business Segment Results
Beginning January 1, 2023, the company re-segmented its operating segments. The results from 2022 are restated to align with the new structure.

Energy Storage Results

In millions	Q1 2023	Q1 2022	$ Change	% Change
Net Sales	$1,943.7	$463.7	$1,480.0	319.2%
Adjusted EBITDA	$1,406.2	$285.2	$1,120.9	393.0%

Energy Storage net sales for the first quarter of 2023 were $1.9 billion, an increase of $1.5 billion (+319%) due to higher pricing net of FX (+301%) related to renegotiated contracts and increased market pricing. Volume was also higher (+18%) related to the La Negra III/IV expansion in Chile, production from our processing plant in Qinzhou, China, and higher tolling volumes to meet growing customer demand. Adjusted EBITDA of $1.4 billion increased $1.1 billion as higher pricing and volumes more than offset higher costs.

On February 22, 2023, Albemarle signed a definitive agreement with MinRes to restructure its MARBL Lithium Joint Venture in Australia to enable each partner to deliver long-term value to its customers. Albemarle also obtained new investment by MinRes in Albemarle’s conversion assets in China. MinRes will acquire a 50% interest in Albemarle's 100%-owned Qinzhou and Meishan plants in China.

2023 Energy Storage Outlook
Energy Storage net sales are estimated to range between $6.9 to $8.4 billion. Energy Storage volumes are projected to be up 30% to 40% in 2023 compared to 2022. Full year realized pricing is expected to be up 20% to 30% vs. the prior year, assuming flat lithium market pricing as of mid-April 2023. Adjusted EBITDA anticipated to range between $2.7 and $3.4 billion as higher priced spodumene inventories more than offset higher pricing.

Albemarle continues to expand its global portfolio of conversion capacity and utilization of its world-class resource portfolio:

Chile
–The Salar Yield Improvement Project is on schedule for mechanical completion by the middle of 2023

Australia

–Kemerton I is operating and producing product subject to customer qualification
–Kemerton II is progressing through commissioning
–Reached final investment decision to build Kemerton trains III & IV

China
–Meishan construction progressing on budget and on schedule with mechanical completion expected in 2024

United States
–Richburg site in South Carolina selected for U.S. lithium processing facility
–Kings Mountain mine studies continue to progress
–Silver Peak new wells and expansion projects continue to progress

Specialties Results

In millions	Q1 2023	Q1 2022	$ Change	% Change
Net Sales	$418.8	$446.1	$(27.4)	(6.1)%
Adjusted EBITDA	$162.2	$152.6	$9.6	6.3%

Specialties net sales for the first quarter of 2023 were $418.8 million, a decrease of $27.4 million (-6%) primarily due to lower volumes (-15%), partially offset by increased pricing net of FX (+9%) primarily in our lithium specialties division. Volumes were impacted by weaker demand across the product portfolio. Adjusted EBITDA of $162.2 million increased $9.6 million as higher pricing and lower freight costs were partially offset by lower volumes.

2023 Specialties Outlook
Albemarle is reaffirming its 2023 outlook for Specialties net sales to range between $1.8 billion to $1.9 billion, with adjusted EBITDA estimated from $555 million to $585 million. Adjusted EBITDA margins are expected to be approximately flat year-over-year.

Ketjen Results

In millions	Q1 2023	Q1 2022	$ Change	% Change
Net Sales	$217.8	$217.9	$(0.1)	—%
Adjusted EBITDA	$14.5	$16.9	$(2.4)	(14.0)%

Ketjen net sales of $217.8 million for the first quarter of 2023 were flat compared to the previous year due to higher pricing net of FX (+12%) offset by lower volumes (-12%). Adjusted EBITDA of $14.5 million declined $2.4 million due to higher raw material costs, combined with freeze related downtime and timing of some shipments that were pushed into the second quarter of 2023.

2023 Ketjen Outlook
Albemarle expects Ketjen net sales in 2023 to range between $1.0 billion and $1.1 billion, with adjusted EBITDA in the range of $100 million to $140 million. Adjusted EBITDA guidance is up from prior guidance as the segment is benefiting from a recovery in refining pricing and managing processing costs.

Balance Sheet and Liquidity
As of March 31, 2023, Albemarle had estimated liquidity of approximately $3.3 billion, including $1.6 billion of cash and equivalents, the full $1.5 billion under its revolver and $180.5 million available on other credit lines. Total debt was $3.2 billion, representing our debt covenant net debt to adjusted EBITDA of approximately 0.4 times.

Cash Flow and Capital Deployment
Cash from operations of $721.0 million increased $514.8 million versus the prior year period. This was driven by increased adjusted EBITDA and dividends received from equity investments, partially offset by working capital changes, that were primarily due to the increase in receivables and inventories from higher lithium pricing. Capital expenditures of $415.6 million increased by $183.9 million versus the prior year period as the company invested in lithium and bromine capacity to support growth.

Albemarle’s primary capital allocation priorities are to invest in organic and inorganic opportunities to drive profitable growth, maintain its financial flexibility and investment grade credit rating, and fund its dividends.

Earnings Call

Date:	Thursday, May 4, 2023
Time:	9:00 AM Eastern time
Dial-in (U.S.):	1.833.470.1428
Dial-in (International):	1.404.662.2808
Passcode:	741195

The company’s earnings presentation and supporting material are available on Albemarle’s website at https://investors.albemarle.com.

About Albemarle
Albemarle Corporation (NYSE: ALB) leads the world in transforming essential resources into critical ingredients for mobility, energy, connectivity, and health. We partner to pioneer new ways to move, power, connect and protect with people and planet in mind. A reliable and high-quality global supply of lithium and bromine allow us to deliver advanced solutions for our customers. Learn more about how the people of Albemarle are enabling a more resilient world at albemarle.com and on Twitter @AlbemarleCorp.

Albemarle regularly posts information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, non-GAAP reconciliations, Securities and Exchange Commission (“SEC”) filings and other information regarding the company, its businesses and the markets it serves.

Forward-Looking Statements
This press release contains statements concerning our expectations, anticipations and beliefs regarding the future, which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on assumptions that we have made as of the date hereof and are subject to known and unknown risks and uncertainties, often contain words such as “anticipate,” “believe,” “estimate,” “expect,” “guidance,” “intend,” “may,” “outlook,” “should,” “would,” and “will”. Forward-looking statements may include statements regarding expected: financial and operating results, production capacity, volumes, and pricing, demand for Albemarle’s products, capital projects, acquisition and divestiture transactions, market and economic trends, and all other information relating to matters that are not historical facts. Factors that could cause Albemarle’s actual results to differ materially from the outlook expressed or implied in any forward-looking statement include: changes in economic and business conditions; financial and operating performance of customers; timing and magnitude of customer orders; fluctuations in lithium market pricing; production volume shortfalls; increased competition; changes in the product demand; availability and cost of raw materials and energy; technological change and development; fluctuations in foreign currencies; changes in laws and government regulation; regulatory actions, proceedings, claims or litigation; cyber-security breaches, terrorist attacks, industrial accidents or natural disasters; political unrest; changes in inflation or interest rates; volatility in the debt and equity markets; acquisition and divestiture transactions; timing and success of projects; performance of Albemarle’s partners in joint ventures and other projects; changes in credit ratings; and the other factors detailed from time to time in the reports Albemarle files with the SEC, including those described under “Risk Factors” in Albemarle’s most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q, which are filed with the SEC and available on the investor section of Albemarle’s website (investors.albemarle.com) and on the SEC’s website at www.sec.gov. These forward-looking statements speak only as of the date of this press release. Albemarle assumes no obligation to provide any revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Albemarle Corporation and Subsidiaries
Consolidated Statements of Income
(In Thousands Except Per Share Amounts) (Unaudited)

	Three Months Ended
	March 31,
	2023	2022
Net sales	$2,580,252	$1,127,728
Cost of goods sold	1,303,712	678,698
Gross profit	1,276,540	449,030
Selling, general and administrative expenses	154,306	112,568
Research and development expenses	20,471	16,083
Loss on sale of interest in properties	—	8,400
Operating profit	1,101,763	311,979
Interest and financing expenses	(26,777)	(27,834)
Other income, net	82,492	15,496
Income before income taxes and equity in net income of unconsolidated investments	1,157,478	299,641
Income tax expense	276,963	80,530
Income before equity in net income of unconsolidated investments	880,515	219,111
Equity in net income of unconsolidated investments (net of tax)	396,188	62,436
Net income	1,276,703	281,547
Net income attributable to noncontrolling interests	(38,123)	(28,164)
Net income attributable to Albemarle Corporation	$1,238,580	$253,383
Basic earnings per share	$10.57	$2.16
Diluted earnings per share	$10.51	$2.15

Weighted-average common shares outstanding – basic	117,232	117,066
Weighted-average common shares outstanding – diluted	117,841	117,653

Albemarle Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands) (Unaudited)

	March 31,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$1,586,734	$1,499,142
Trade accounts receivable	1,351,915	1,190,970
Other accounts receivable	312,560	185,819
Inventories	3,180,825	2,076,031
Other current assets	225,541	234,955
Total current assets	6,657,575	5,186,917
Property, plant and equipment	9,830,257	9,354,330
Less accumulated depreciation and amortization	2,476,768	2,391,333
Net property, plant and equipment	7,353,489	6,962,997
Investments	1,391,229	1,150,553
Other assets	243,405	250,558
Goodwill	1,634,152	1,617,627
Other intangibles, net of amortization	284,508	287,870
Total assets	$17,564,358	$15,456,522
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable to third parties	$1,758,254	$1,533,624
Accounts payable to related parties	1,012,822	518,377
Accrued expenses	403,336	505,894
Current portion of long-term debt	2,167	2,128
Dividends payable	46,753	46,116
Income taxes payable	282,037	134,876
Total current liabilities	3,505,369	2,741,015
Long-term debt	3,233,393	3,214,972
Postretirement benefits	33,062	32,751
Pension benefits	160,343	159,571
Other noncurrent liabilities	686,655	636,596
Deferred income taxes	486,466	480,770
Commitments and contingencies
Equity:
Albemarle Corporation shareholders’ equity:
Common stock	1,173	1,172
Additional paid-in capital	2,931,961	2,940,840
Accumulated other comprehensive loss	(513,337)	(560,662)
Retained earnings	6,792,938	5,601,277
Total Albemarle Corporation shareholders’ equity	9,212,735	7,982,627
Noncontrolling interests	246,335	208,220
Total equity	9,459,070	8,190,847
Total liabilities and equity	$17,564,358	$15,456,522

Albemarle Corporation and Subsidiaries
Selected Consolidated Cash Flow Data
(In Thousands) (Unaudited)

	Three Months Ended March 31,
	2023	2022
Cash and cash equivalents at beginning of year	$1,499,142	$439,272
Cash flows from operating activities:
Net income	1,276,703	281,547
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	87,271	66,574
Loss on sale of interest in properties	—	8,400
Stock-based compensation and other	10,540	4,245
Equity in net income of unconsolidated investments (net of tax)	(396,188)	(62,436)
Dividends received from unconsolidated investments and nonmarketable securities	547,552	39,168
Pension and postretirement benefit	1,954	(4,250)
Pension and postretirement contributions	(2,825)	(3,890)
Unrealized (gain) loss on investments in marketable securities	(45,732)	1,469
Deferred income taxes	14,098	27,747
Working capital changes	(764,071)	(219,397)
Non-cash transfer of 40% value of construction in progress of Kemerton plant to MRL	7,665	65,100
Other, net	(15,987)	1,899
Net cash provided by operating activities	720,980	206,176
Cash flows from investing activities:
Capital expenditures	(415,608)	(231,698)
(Purchases) sales of marketable securities, net	(122,267)	3,751
Investments in equity and other corporate investments	(1,133)	(146)
Net cash used in investing activities	(539,008)	(228,093)
Cash flows from financing activities:
Proceeds from borrowings of credit agreements	—	280,000
Other debt repayments, net	(713)	(166,615)
Dividends paid to shareholders	(46,282)	(45,637)
Dividends paid to noncontrolling interests	(53,145)	—
Proceeds from exercise of stock options	81	419
Withholding taxes paid on stock-based compensation award distributions	(18,617)	(10,422)
Other	—	(126)
Net cash (used in) provided by financing activities	(118,676)	57,619
Net effect of foreign exchange on cash and cash equivalents	24,296	(11,649)
Increase in cash and cash equivalents	87,592	24,053
Cash and cash equivalents at end of period	$1,586,734	$463,325

Albemarle Corporation and Subsidiaries
Consolidated Summary of Segment Results
(In Thousands) (Unaudited)

	Three Months Ended
	March 31,
	2023	2022
Net sales:
Energy Storage	$1,943,682	$463,704
Specialties	418,778	446,147
Ketjen	217,792	217,877
Total net sales	$2,580,252	$1,127,728

Adjusted EBITDA:
Energy Storage	$1,406,181	$285,247
Specialties	162,158	152,602
Ketjen	14,543	16,910
Total segment adjusted EBITDA	1,582,882	454,759
Corporate	12,837	(22,829)
Total adjusted EBITDA	$1,595,719	$431,930

See accompanying non-GAAP reconciliations below.

Additional Information regarding Non-GAAP Measures

It should be noted that adjusted net income attributable to Albemarle Corporation, adjusted diluted earnings per share, non-operating pension and other post-employment benefit (“OPEB”) items per diluted share, non-recurring and other unusual items per diluted share, adjusted effective income tax rates, EBITDA, adjusted EBITDA (on a consolidated basis), EBITDA margin and adjusted EBITDA margin are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These non-GAAP measures should not be considered as alternatives to Net income attributable to Albemarle Corporation (“earnings”) or other comparable measures calculated and reported in accordance with GAAP. These measures are presented here to provide additional useful measurements to review the company’s operations, provide transparency to investors and enable period-to-period comparability of financial performance. The company’s chief operating decision maker uses these measures to assess the ongoing performance of the company and its segments, as well as for business and enterprise planning purposes.

A description of other non-GAAP financial measures that Albemarle uses to evaluate its operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP can be found on the following pages of this press release, which is also is available on Albemarle’s website at https://investors.albemarle.com. The company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the company is unable to estimate significant non-recurring or unusual items without unreasonable effort. The amounts and timing of these items are uncertain and could be material to the company's results calculated in accordance with GAAP.

ALBEMARLE CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliations
(Unaudited)
See below for a reconciliation of adjusted net income attributable to Albemarle Corporation, EBITDA and adjusted EBITDA (on a consolidated basis), which are non-GAAP financial measures, to Net income attributable to Albemarle Corporation (“earnings”), the most directly comparable financial measure calculated and reported in accordance with GAAP. Reconciliation of adjusted EBITDA on a segment basis is also provided. Adjusted net income attributable to Albemarle Corporation is defined as net income before the non-recurring, other unusual and non-operating pension and other post-employment benefit (OPEB) items as listed below. The non-recurring and unusual items may include acquisition and integration related costs, gains or losses on sales of businesses, restructuring charges, facility divestiture charges, certain litigation and arbitration costs and charges, and other significant non-recurring items. EBITDA is defined as net income attributable to Albemarle Corporation before interest and financing expenses, income tax expense, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus or minus the non-recurring, other unusual and non-operating pension and OPEB items as listed below.

	Three Months Ended
	March 31,
	2023		2022
In thousands, except percentages and per share amounts	$	% of net sales	$	% of net sales
Net income attributable to Albemarle Corporation	$1,238,580		$253,383
Add back:
Non-operating pension and OPEB items (net of tax)	374		(4,139)
Non-recurring and other unusual items (net of tax)	(22,774)		30,903
Adjusted net income attributable to Albemarle Corporation	$1,216,180		$280,147

Adjusted diluted earnings per share	$10.32		$2.38

Weighted-average common shares outstanding – diluted	117,841		117,653

Net income attributable to Albemarle Corporation	$1,238,580	48.0%	$253,383	22.5%
Add back:
Interest and financing expenses	26,777	1.0%	27,834	2.5%
Income tax expense	276,963	10.7%	80,530	7.1%
Depreciation and amortization	87,271	3.4%	66,574	5.9%
EBITDA	1,629,591	63.2%	428,321	38.0%
Non-operating pension and OPEB items	601	—%	(5,280)	(0.5)%
Non-recurring and other unusual items	(34,473)	(1.3)%	8,889	0.8%
Adjusted EBITDA	$1,595,719	61.8%	$431,930	38.3%

Net sales	$2,580,252		$1,127,728

Non-operating pension and OPEB items, consisting of mark-to-market actuarial gains/losses, settlements/curtailments, interest cost and expected return on assets, are not allocated to Albemarle’s operating segments and are included in the Corporate category. In addition, the company believes that these components of pension cost are mainly driven by market performance, and the company manages these separately from the operational performance of the company’s businesses. In accordance with GAAP, these non-operating pension and OPEB items are included in Other income (expenses), net. Non-operating pension and OPEB items were as follows (in thousands):

	Three Months Ended
	March 31,
	2023	2022
Interest cost	$9,010	$5,932
Expected return on assets	(8,409)	(11,212)
Total	$601	$(5,280)

In addition to the non-operating pension and OPEB items disclosed above, the company has identified certain other items and excluded them from Albemarle’s adjusted net income calculation for the periods presented. A listing of these items, as well as a detailed description of each follows below (per diluted share):

	Three Months Ended
	March 31,
	2023	2022
Acquisition and integration related costs(1)	$0.03	$0.01
Loss on sale of interest in properties(2)	—	0.07
Mark-to-market gain on public equity securities(3)	(0.29)	—
Other(4)	0.04	(0.01)
Tax related items(5)	0.03	0.19
Total non-recurring and other unusual items	$(0.19)	$0.26

(1)Costs related to the acquisition, integration and divestitures for various significant projects, recorded in Selling, general and administrative expenses for the three months ended March 31, 2023 and 2022 were $5.1 million and $1.7 million ($4.0 million and $1.3 million after income taxes, or $0.03 and $0.01 per share), respectively.

(2)Included in Loss on sale of interest in properties for the three months ended March 31, 2022 is an expense of $8.4 million ($0.07 per share after no income tax impact) related to a post-measurement period Wodgina acquisition purchase price adjustment for a revised estimate of the obligation to construct the lithium hydroxide conversion assets in Kemerton due to cost overruns from supply chain, labor and COVID-19 pandemic related issues.

(3)Gain of $45.8 million ($34.4 million after income taxes, or $0.29 per share) recorded in Other income, net for the three months ended March 31, 2023, resulting from the increase in fair value of investments in public equity securities.

(4)Other adjustments for the three months ended March 31, 2023 included amounts recorded in:
•Selling, general and administrative expenses - 1.9 million of charges primarily for environmental reserves at sites not part of our operations and $0.7 million of facility closure expenses related to offices in Germany.
•Other income, net - $3.6 million of asset retirement obligation charges primarily for a site not part of our operations
After income taxes, these net gains totaled $4.8 million, or $0.04 per share.

Other adjustments for the three months ended March 31, 2022 included amounts recorded in:
•Selling, general and administrative expenses - $4.3 million of gains from the sale of legacy properties not part of our operations, partially offset by $2.8 million of charges for environmental reserves at sites not part of our operations and $0.7 million of facility closure expenses related to offices in Germany.
•Other income, net - $0.6 million gain related to a settlement received from a legal matter in a prior period.
After income taxes, these charges totaled $0.9 million, or $0.01 per share.

(5)Included in Income tax expense for the three months ended March 31, 2023 are discrete net tax expenses of $2.9 million, or $0.03 per share primarily related to foreign return to provisions offset by excess tax benefits realized from stock-based compensation arrangements.

Included in Income tax expense for the three months ended March 31, 2022 are discrete net tax expenses of $20.4 million, or $0.18 per share related to global intangible low-taxed income associated with a payment made in 2022 for the settlement of a legacy legal matter. In addition, Income tax expense included discrete net tax expenses of $1.6 million, or $0.01 per share. The discrete net expense was primarily related to foreign return to provisions, partially offset by a benefit for excess tax benefits realized from stock-based compensation arrangements..

See below for a reconciliation of the adjusted effective income tax rate, the non-GAAP financial measure, to the effective income tax rate, the most directly comparable financial measure calculated and reported in accordance with GAAP (in thousands, except percentages).

	Income before income taxes and equity in net income of unconsolidated investments	Income tax expense	Effective income tax rate
Three months ended March 31, 2023
As reported	$1,157,478	$276,963	23.9%
Non-recurring, other unusual and non-operating pension and OPEB items	(33,872)	(11,472)
As adjusted	$1,123,606	$265,491	23.6%

Three months ended March 31, 2022
As reported	$299,641	$80,530	26.9%
Non-recurring, other unusual and non-operating pension and OPEB items	3,609	(23,155)
As adjusted	$303,250	$57,375	18.9%